                                                                    EXHIBIT 10.5

                       SEPARATION AGREEMENT AND RELEASE
                       --------------------------------

     This Separation Agreement and Mutual General Release ("Agreement") is made and entered into and the 2nd day of May, 2001 (the "Effective Date," which is defined as the date the Parties sign this Agreement), between Mannatech, Inc. and its affiliates (defined as any entity which owns or controls, is owned or controlled by, or is under common ownership or control with Mannatech) (collectively as "Mannatech"), and Deanne Varner ("Varner"). Varner and Mannatech are collectively referred to herein as the "Parties."

     WHEREAS the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them concerning Varner's hiring, employment and termination from Mannatech, and all disputes over benefits and compensation connected with such employment, and specifically, but not limited to, any disputes arising from the terms of Varner's employment as set forth in the Employment Agreements entered into between the Parties dated May 14, 1997 and September 28, 1998 ("Employment Agreements").

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

     1. Varner hereby submits her resignation from employment with Mannatech as General Counsel, Senior Vice-President and any other job or position held, and acknowledges that her employment with Mannatech ends the 8th day after the Effective

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Date of this Agreement, which shall be designated as the "Separation Date."
Varner also hereby resigns effective immediately from all positions (including any positions as Officer or Director) with any Mannatech subsidiary or affiliate companies. Except as expressly set forth in this Agreement, all benefits and perquisites related to Varner's employment with Mannatech shall cease as of the Separation Date. Varner agrees that from the Effective Date of this Agreement to her Separation Date, she will be on administrative leave and shall not perform any services or duties on behalf of Mannatech unless specifically directed to do so by the President, Chief Executive Officer or Chairman of the Board. During Varner's administrative leave, she shall receive her normal benefits and salary, in accordance with Mannatech's regular salary payment schedule. Except as otherwise required pursuant to this Agreement, no further salary, bonus, benefits, payments, warrants, stock or options shall be due from or paid by Mannatech to Varner, and Varner hereby waives and relinquishes all claims to further employment, compensation, benefits, stock, warrants, options, or other remuneration from Mannatech, except as specified in this Agreement. Varner agrees that any remaining warrants or options which have not previously vested, are forfeited. Varner agrees that this release is binding on her, her heirs, legal representatives and assigns.

     2. Any vested interest held by Varner in Mannatech's 401(k) Plans shall be distributed in accordance with the terms of the plan (the "Plan") and applicable law. Varner shall not be a participant in the Plan after the Separation Date, and shall not be entitled to any further contribution for any period of time after the Separation Date.

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Mannatech shall provide Varner under separate cover at her address for notice
("Address"), information necessary and as required by law to facilitate the transfer or rollover of her 401(k) account.

     3. Except as provided in paragraph 7 of this Agreement, within five (5) days after the Effective Date, Varner shall return all equipment and property in her possession which belongs to Mannatech, including all files and programs stored electronically or otherwise, that relate or refer to Mannatech, and within fifteen (15) days after the Effective Date, she shall also return all original and copies of documents, notes, memoranda or any other written materials that relate or refer to Mannatech, including any material that constitutes "Confidential Information" as such term is currently defined in Rule
1.05 of the Texas Disciplinary Rules of Professional Conduct governing the attorney-client relationship. In addition, Varner agrees to permit Mannatech to electronically examine all computer equipment that she may have used in the course of performing her job duties. Varner agrees and reaffirms her duties to Mannatech pursuant to the Texas Disciplinary Rules of Professional Conduct governing the attorney-client relationship, and Varner shall not disclose "Confidential Information" pertaining to Mannatech except as permitted by the Texas Disciplinary Rules of Professional Conduct. Varner shall also not represent any existing or prior Associate of Mannatech, nor shall she represent any future Associate of Mannatech with regard to any matter concerning Mannatech irrespective of whether adverse to Mannatech. Varner shall not represent any other person or entity in any matter adverse to Mannatech.

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     4.   In consideration for the release and covenants by Varner set forth in this Agreement, Mannatech agrees to pay to Varner a total of $900,000 payable as follows: (i) the first installment will be paid by Mannatech to Varner in the amount of $400,000 on the Separation Date; (ii) the second installment will be paid by Mannatech to Varner in the amount of $250,000 on April 30, 2002; and
(iii) the third and final installment will be paid by Mannatech to Varner of $250,000 on April 30, 2003. Each such installment to be paid to Varner will be made in good funds via wire transfer to the account specified by Varner, hand-delivery, or certified U.S. mail at her address as instructed by Varner. (If Varner hereafter elects to change the instructions set forth, she shall provide written notice to Mannatech specifying the new instructions for delivery of the funds at least fourteen (14) days in advance of the installment due date). Until such further notice is given by Varner, the funds shall be transferred to Bank One, Texas, N.A., No. 14255, 1000 S. Beltline Road, Coppell, Texas, ABA Routing Number: 111000614, for further credit to account of Deanne Varner, Account Number 1560292896 (with Bank One, Texas, N.A. being requested to call customer at 214-521-3778 upon receipt of funds.) Varner shall have no duty to find new employment following the Separation Date. Any salary or remuneration received by Varner from a third party for the providing of personal services (whether by employment or as an independent contractor) following the Separation Date shall not reduce the obligations of Mannatech to make any payment(s) to Varner pursuant to the terms of this Agreement, including pursuant to this Paragraph 4. Varner hereby agrees that she is solely responsible for all tax obligations, if any, including, but not limited to, all

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reporting and payment obligations, which may arise as a consequence of such payments. Varner hereby agrees to hold Mannatech and the Mannatech Re1easees (described in paragraph 13 of this Agreement) harmless from and against, and agrees to reimburse and indemnify Mannatech and the Releasees for any taxes, penalties, net loss, cost, damage or expense, including, without limitation, attorneys fees, incurred by Mannatech or the Releasees arising out of the tax treatment by Varner on her tax return(s) of any payments made to Varner pursuant to this Agreement, and/or arising out of Mannatech's payment of such lump sums to Varner.

     5. Varner and her dependent shall have the right to choose at Mannatech's cost, extension of applicable medical insurance coverage pursuant to COBRA for a period of up to eighteen (18) months. Mannatech shall provide, under separate cover to Varner at her home address, information regarding COBRA election, and Mannatech agrees to reimburse Varner for any premiums paid by her for continuation of health coverage for Varner and her dependent under Mannatech's group health plan, if any, pursuant to its COBRA continuation of coverage provisions, for a period not to exceed 18 months, the period during which each such individual is covered under COBRA continuation of coverage provisions. The right of Varner to receive reimbursement of COBRA coverage shall cease if Varner obtains full-time employment (which she is not required to do), and becomes eligible for equivalent health insurance from her new employer. Varner agrees to immediately notify Mannatech when she obtains full-time employment and becomes eligible for equivalent health insurance.

     6. As further consideration to Varner, Mannatech will provide Varner Options pursuant to the 2000 Stock Option Plan to acquire unrestricted common stock of Mannatech, for the respective number of shares and respective exercise prices as follows:

          Exercise Price       Number of Shares
          --------------       ----------------

              $1.75                 42,500
              $2.00                 37,500
              $2.25                 33,333
              $4.00                 50,000

The provisions of this paragraph shall supercede the requirements of the Employee Agreements regarding the conversion of stock options to warrants, including those requirements of Paragraph 8.1(16) (iii) of the September 28, 1998, Employment Agreement. Except as set forth in this Agreement, including this paragraph 6, all unexercised stock options and warrants previously granted to Varner respecting stock in Mannatech and Internet Health Group, Inc., shall terminate on the Separation Date, and shall be null and void and of no further effect.

     7. Mannatech agrees, on or before June 30, 2001, to transfer to Varner, free and clear title to the ownership of the Mercedes 430E owned or leased by Mannatech and currently used exclusively by Varner ("Title Transfer Date"). From the Effective Date of this Agreement to the Title Transfer Date, Mannatech will keep the lease payments current, pay for maintenance and repair, and keep the vehicle insured for its full replacement cost. In the event the vehicle is damaged between the Effective Date and Title Transfer Date, and the cost of repairs would exceed the depreciated

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value of the vehicle, Mannatech shall provide Varner with a replacement vehicle equal to the depreciated value of her current vehicle. Once title is transferred, Varner shall have sole responsibility for ownership of said vehicle, including responsibility to secure insurance, licenses, taxes and maintenance. Effective as of the Separation Date, and subject to the provisions of paragraph 3 of this Agreement, Mannatech, without further action, shall also be deemed to have transferred to Varner, title to the Gateway Computer and monitor, and title to the Hewlett Packard PC, both currently owned by Mannatech and used by Varner.

     8. On the Separation Date, Mannatech agrees to pay Varner an additional lump sum amount equal to one hundred and twenty-eight (128) hours of her base pay ($24,236.64), less required state and federal deductions. In addition, on the Separation date, Mannatech shall make a lump sum payment to Varner of $24,062.22, less required state and federal deductions, which is equal to the amount of accrued, unused vacation benefit time available to Varner from January 1, 2001 to April 20, 2001.

     9. In the event of Varner's death this Agreement shall operate in favor of her estate ("Estate") and all payments, obligations and consideration as contemplated hereby shall continue to be performed in favor of her Estate.

     10. The Parties shall issue a press release regarding Varner's resignation from Mannatech as General Counsel and Senior Vice President in the form set forth on Attachment "A" hereto ("Press Release"). Such Press Release shall not be issued prior to the Separation Date, and shall be the sole public communication by Officers and Directors of Mannatech regarding the severance of Varner.

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     11.  After the Separation Date and through the last Installment Date of
April 1, 2003 ("Installment Payment Period"), Varner shall be available upon reasonable notice to assist Mannatech at the request of the Company's Chief Financial Officer or higher-ranked Officer, in such matters, including, but not limited to, testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to Mannatech in connection with any claim or suit. Varner agrees to cooperate with Mannatech regarding any pending or subsequently-filed litigation, claims or other disputed items involving Mannatech that relate to matters within the knowledge or responsibility of Varner during her employment. Varner agrees (i) to meet with Mannatech's representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; and (iii) to provide Mannatech with notice of contact by any adverse party (known to Varner to be adverse to Mannatech or its interests), and further agrees that she will not voluntarily assist any such adverse party or such adverse party's representatives. Varner shall be entitled to reimbursement from Mannatech for reasonable travel and lodging expenses, if necessary, incurred by Varner by reason of the requests of Mannatech made pursuant to this paragraph. Varner shall be available to attend, on or before August 1, 2001, two (2) days of orientation meetings with the new General Counsel of Mannatech, provided a replacement has been hired by that date. In the event a new General Counsel is not hired until after August 1, 2001, or in the event the above-referenced orientation meetings are not held before August 1, 2001, then Varner shall only be required to be available to attend a full-day orientation meeting with the new General Counsel. The Parties agree that Varner shall be available to consult, provide information or assistance, or otherwise cooperate with Mannatech as specified in this paragraph, two (2) hours per month (at no charge) during the Installment Payment Period, as follows: two (2) hours per month shall, if unused, carry over from month to month, up to a maximum of six (6) hours in any month (at no charge to Mannatech) during the Installment Payment Period ("Allotted Time"). The Allotted Time available in any month during the Installment Payment Period may be used within that month or accrued as stated and limited above. In the event Varner is requested to perform services on behalf of Mannatech in excess of the Allotted Time in any month, she shall be compensated by Mannatech at the rate of $150 per hour in excess of six (6) hours in that particular month. Varner shall keep an accurate record of her time expended in performing services for Mannatech and shall submit monthly time records (and statements for services, if applicable) to the Chief Financial Officer of Mannatech. The Parties acknowledge that after the Separation Date, Varner may undertake other business activities which are not precluded by this Agreement which may require devotion of her full time. Therefore, the Parties agree that any request of Varner's time by Mannatech pursuant to this paragraph shall take into consideration Varner's other previously-scheduled commitments or employment (which may be full time), and both Parties shall attempt to accommodate the scheduling needs and requirements of the other (which may be at times and on days which are not ordinary business times

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for Mannatech) in connection with the provisions of this paragraph. Further, the
Parties agree that consultations with Varner shall be by telephone whenever possible. Mannatech recognizes that such post-separation date services shall not be deemed to constitute legal services or the practice of law by Varner, unless otherwise agreed in writing by Varner, but instead shall be deemed to constitute business consulting services.

     12. Varner does not release any rights to indemnity as provided under the Bylaws of Mannatech or as set forth in Paragraph 2.6 of the September 28, 1998 Employment Agreement, that Varner may have possessed in her capacity, and by reason of her service as an employee or officer of Mannatech. Mannatech shall continue to maintain Directors and Officers insurance coverage, and will not seek any exclusion for past Directors and Officers, including Varner. At the written request of Varner, Mannatech shall deliver a copy of its Directors and Officers Insurance Policy to Varner.

     13. In consideration of the premises, covenants and other valuable consideration provided by Mannatech in this Agreement, and subject thereto,
Varner:

          a. Hereby releases Mannatech and its employees, officers, agents, directors, shareholders and affiliates, collectively referred to as "Releases," from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys fees) of any kind whatsoever, including, but not limited to, disputes or claims arising out of Varner's hiring, employment or termination of such employment with Mannatech, including, but not limited to, disputes arising under the May 14, 1997, Employment Agreement, or the September 28, 1998, Employment Agreement, between the Parties, or arising out of any act committed or omitted during or after the existence of such employment relationship, including any disputes regarding compensation, bonus, stock, warrants or options. This Release includes, but is not limited to, all claims, whether arising in contract or allegations of tort, common law or assertion of federal or state statutory rights, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, or the Age Discrimination in Employment Act, encompassing claims of age discrimination, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, as well as any expenses, costs or attorneys fees. Furthermore, Varner agrees and hereby relinquishes any right to re-employment with Mannatech. However, Varner does not release her right to enforce the terms of this Agreement.

          b. Agrees not to engage or participate, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, officer, direct, shareholder, member, investor (except passive investments to the extent of 1/2% or less in a publicly-traded Company) or any other individual or representative capacity during the Installment Payment Period referenced in paragraph 4 of this Agreement, and for a period of one (1) year following the last such installment payment (April 2, 2003) to Varner by Mannatech, in any geographical area or market where Mannatech has conducted any business as of Varner's Separation Date or during the previous twelve (12) months:

          i. in any business competitive with the business conducted by Mannatech;

          ii. render advice or services to, or otherwise assist, any other person, association or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Mannatech with respect to such competitive business; [however, subject to this Agreement, Varner shall have the right to engage in the practice of law]; or

          iii. induce any employee of Mannatech or any of its affiliates to terminate his or her employment with Mannatech or such affiliates, or hire or assist in the hiring of any such employee by any person, association or entity not affiliated with Mannatech [Varner's potential hiring of Vincenza Calvey within the first twelve (12) months after the Separation Date is specifically exempted from this provision].

          c. Agrees to return to Mannatech all information described in paragraph 3 of this Agreement and all copies thereof.

          d. Agrees that she will not, save and except as required by law or judicial process, at any time, make any disclosure of business information maintained in confidence by Mannatech, or of any trade secrets of Mannatech, or otherwise knowingly make any use thereof. As a result of Varner's employment by Mannatech, Varner may also from time to time have had access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Mannatech and Varner shall have the same obligation with regard thereto.

     The Parties agree that Mannatech has a legitimate interest in protecting the business and good will of Mannatech that has developed in the areas of Mannatech's business and in the geographical areas of this covenant not-to-compete as a result of

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the operations of Mannatech. The Parties agree that Mannatech is entitled to protection of its interests in these areas. The Parties further agree that the limitations as to time, geographical area and scope of activity to be restrained do not impose a greater restraint upon Varner than is necessary to protect the goodwill or other business interest of Mannatech. The Parties further agree that in the event of a violation of the provisions of paragraphs 3 or 13(b) (i-iii),
(c) or (d) of this Agreement by Varner, that Mannatech shall be entitled to recover damages and all consideration provided to Varner in this Agreement, terminate any and all payment then owing to Varner, and seek an injunction against Varner for the breach or violation or continued breach or violation of this covenant. Such remedies shall not be deemed the exclusive remedies for a breach of these paragraphs, but shall be in addition to all remedies available at law or in equity to Mannatech. The Parties agree that if a court of competent jurisdiction determines that the length of time or any other restriction or portion thereof set forth in this paragraph is overly restrictive and unenforceable, the court may reduce or so modify such restriction to those which it deems reasonable, appropriate and enforceable under the circumstances.

     14. In the event Mannatech believes that Varner has breached any material term or provision of this Agreement (with the exception of Varner's Confidentiality, Non-Competition and/or Non-Solicitation covenants in paragraphs 3 and 13(b) (i-iii), (c) and (d)), Mannatech shall provide written notice to Varner identifying the provision that Mannatech asserts has been breached by Varner and demanding cure and performance of such term or provision by Varner. Varner shall have fifteen (15) calendar days after receipt of such notice to cure such breach and/or to perform such term or provision, and in the event she fails to timely do so, all amounts which otherwise would be payable by Mannatech to Varner under this Agreement shall cease and Mannatech shall be excused and have no further obligation for payment of any further amounts to Varner under this Agreement or the Employment Agreements. Provided, however, that notwithstanding such cessation of Mannatech's obligations, Varner's Confidentiality, Non-Competition and Non-Solicitation covenants contained in paragraphs 3 and 13(b) (i-iii), (c) and (d) shall continue in full force and effect as specified in this Agreement. In addition to the remedies referenced above, Mannatech may bring suit in a court of competent jurisdiction to enforce any material term or provision of this Agreement, and in the event said court determines that Varner has breached and/or failed to perform any material term or provision of this Agreement, damages and injunctive relief may be issued against Varner and Varner shall be obligated to pay reasonable attorneys fees, costs and expenses incurred by Mannatech.

     15. Should Mannatech default in timely payment on the due date of any payment or amount due under this Agreement, Varner shall give written notice of such default to the persons specified in or pursuant to this Agreement to receive notice on behalf of Mannatech. Mannatech shall have fifteen (15) calendar days after the receipt of such a notice of default to cure any payment default. Should Mannatech fail to cure any payment default within fifteen (15) calendar days after such a payment default notice is so received, the entire balance remaining due and payable to Varner under this Agreement shall be accelerated and all amounts remaining unpaid under this Agreement by Mannatech to Varner shall become immediately due and payable. After the due date, whether by acceleration or otherwise, unpaid payments then due and payable by Mannatech to Varner shall accrue interest at the highest lawful rate chargeable in the State of Texas. In the event that Varner brings suit in a court of competent jurisdiction to enforce this Agreement and, after trial is deemed by the Court to be the prevailing party in such litigation, she shall be entitled to recover such payments and benefits required under this Agreement and recover as damages from Mannatech, reasonable attorneys fees, costs and expenses incurred in connection with the pursuit of such legal process and/or lawsuit.

     16. Mannatech releases Varner from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys fees) which arise out of actions taken by Varner while serving Mannatech and acting in good faith, and which she had no reasonable cause to believe the conduct was unlawful or illegal, including, but not limited to, claims under federal, state or local constitution, statute, law, ordinance, or regulation. In this regard, Varner shall be deemed to have acted in good faith and/or with reasonable cause to believe her conduct was lawful and legal if she acted in reliance on the advice, counsel or opinion of outside counsel to Mannatech. However, Mannatech does not release its right to enforce the terms of this Agreement.

     17. If Varner or anyone acting on her behalf brings suit against Mannatech seeking to declare any term of this Agreement void or unenforceable, and if one or more material terms of this Agreement are ruled by a court to be void or unenforceable or subject to reduction or modification, Mannatech may choose to cancel all of the remaining terms of this Agreement and recover from Varner (or Varner's successors or assigns) the value of anything paid by Mannatech in exchange for this Agreement. If the Agreement is not canceled by Mannatech, then the remaining terms of this Agreement, including any modification or reduction by the court, shall continue in full force and effect.

     18. Varner and Mannatech agree that neither Varner nor any of its officers or directors will disparage the other. In respect to any inquiries from individuals who are not employed with Mannatech concerning the termination of the employment relationship between Varner and Mannatech, the Parties will respond to the effect that "Deanne Varner resigned to pursue other business ventures."

     19. The Parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each Party's respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either Party.

     20. This Agreement shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right. Rather, Mannatech and Varner are willing to enter into this Agreement described herein to definitively resolve once and forever this matter, and to avoid the cost, expense and delay of litigation.

     21. Varner and Mannatech represent and agree that they have thoroughly discussed all aspects of this Agreement and the effect of same with their attorneys, that they have had a reasonable time to review the Agreement, that they fully understand all the provisions of the Agreement and are voluntarily entering into this Separation Agreement and the Mutual General Release. Varner further represents that she has not transferred or assigned to any person or entity any claim involving Mannatech or any portion thereof or interest therein.

     22. Each of the Parties agree to keep confidential the specific terms of this Agreement, and shall not disclose the terms of this Agreement to any person except the financial, tax and legal advisors of Varner and Mannatech (and the Board of Directors of Mannatech) unless required to disclose same to others by legal process, in which event the Party so ordered shall to the extent practical under the circumstances first give notice to the other Party in order that such other party may have an opportunity to seek a protective order. The Parties shall cooperate with each other, should either decide to seek a protective order with all costs and expenses being borne by the party seeking such order. Both Parties shall abide by the final order, judgment, or decree of any court of competent jurisdiction, administration or regulatory body regarding such application for protective order. This Agreement may be disclosed or appended as an exhibit to any securities filing required to be made by the Company, however, after having been so disclosed or appended, Varner shall have no further duty of confidentiality concerning this Agreement, as set forth in this paragraph. Further, Varner may at any time disclose a copy of paragraphs 3, 11 and 13(b) of this Agreement.

     23. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

     If to Varner:

          Ms. Deanne Varner
          4100 St. John's Drive
          Dallas, Texas 75205

     With copy to:

          Mark Shank, Esq.
          Clark West Keller, L.L.P.
          4800 Renaissance Tower
          Dallas, Texas 75270

     If to Mannatech:

          Mr. Robert M. Henry
          Mannatech Incorporated
          600 S. Royal Lane, Suite 200
          Coppell, Texas 75019

     With copy to:

          Jonathan Wilson, Esq.
          Haynes and Boone, LLP
          901 Main Street
          Suite 3100
          Dallas, Texas 75202

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

     24. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes. This Agreement shall be deemed performable by all Parties in Dallas County, Texas and the construction and enforcement of this Agreement shall be governed by Texas law without regard to its conflicts of law rules.

     25. Varner has been given a period of 21 days from the Effective Date to review and consider this Agreement before signing it. She may use as much of the 21-day period as she wishes before signing and she is encouraged to consult with her attorney, Mark Shank, or any other attorney of her choosing, before signing this Agreement. Varner understands that whether or not to consult with an attorney is her decision. Varner may revoke this Agreement within 7 (seven) days after signing it. Revocation is only effective if Varner delivers a written notice of revocation to Mannatech, Inc. c/o Robert Henry, Chief Executive Officer, 600 South Royal Lane, Suite 200, Coppell, Texas 75019, within seven (7) days after signing the Agreement. This agreement is subject to review and approval by the Board of Directors and its various committees.

     I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

     I FURTHER ACKNOWLEDGE THAT I AM AWARE OF MY RIGHTS TO REVIEW AND CONSIDER THEIR AGREEMENT FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATE THAT BEFORE SIGNING THEIR AGREEMENT, I EXERCISE THESE RIGHTS TO THE FULL EXTENT THAT I DESIRED.

AGREED TO:



/s/ DEANNE VARNER                      Date:   May 2, 2001
-----------------------------------         -----------------------------------
DEANNE VARNER


STATE OF Texas

COUNTY OF Dallas

This instrument was acknowledged before me on this 2nd day of May 2001, by DEANNE VARNER.


[NOTARY SEAL]                          /s/ GILDA M. DANIEL
                                       ----------------------------------------
                                       Notary Public in and for the State of TX

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MANNATECH, INC.



By: /s/ ROBERT M. HENRY                Date: May 2, 2001
    ------------------------------          ------------------------------
Title: Chief Executive Officer
      ----------------------------


STATE OF TEXAS

COUNTY OF DALLAS

     Before me, a Notary Public, on this day personally appeared Robert M. Henry, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Robert
M. Henry, and that he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

     Given under my hand and seal of office this 2nd day of May, 2001.

[NOTARY SEAL]                        /S/ CAROLYN D. STUART
                                     ----------------------------------------
                                     Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

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                                Attachment "A"

                            GENERAL COUNSEL RESIGNS

     Coppell, Texas - - Mannatech, Inc. has announced the resignation of Deanne Varner, Senior Vice President and General Counsel, effective April _______, 2001.* Ms. Varner intends to pursue and develop private ventures.

     Mannatech, Inc. develops proprietary nutritional supplements and topical products, which it sells through a network marketing system through the United States and internationally.


*Reference Separation Date in paragraph 1 of this Agreement.